Exhibit 10.32

AMENDMENT #2 TO

MEDSTONE INTERNATIONAL, INC.

EMPLOYMENT AGREEMENT

Executive Vice President of Sales and Marketing

(Eva Novotny)

This Amendment to Employment Agreement (the Amendment) is entered into effective November 6, 2003 (the Effective Date), by and between Medstone International, Inc., a Delaware corporation (Medstone) and Eva Novotny (Employee) in order to secure her continued services.

RECITALS

C.    Medstone and Employee have executed an Employment Agreement (the Agreement) effective August 13, 2002, and amended July 24, 2003, pursuant to an Amendment #1 which extended the term of the Agreement to December 31, 2003.

D.    Medstone and Employee desire to amend the Employment Agreement to change certain provisions thereof and to extend the term thereof.

AGREEMENT

The parties to this Amendment hereby agree to amend the Agreement as follows:

4.	Section 3 of the Agreement shall be amended to read in full as follows:

“Unless earlier terminated in accordance with Section 6, the term of Employee’s employment by Medstone under this Agreement shall commence on the Commencement Date and shall continue until June 30, 2004.”

5.	Section 6(c) of the Agreement shall be amended to read in full as follows:

“If during the term of Employee’s employment hereunder either (i) Employee’s employment is terminated by Medstone without Good Cause or (ii) there is an Acquisition and at or after the date of the Acquisition Employee’s employment is terminated for any reason (including a voluntary termination by Employee), then Employee shall receive: (x) a severance payment equal to one (1) times the amount of Employee’s then current annual base salary; provided however that Employee shall not receive such severance payment if while employed under this Agreement, Employee enters into a written employment agreement governing the terms of Employee’s employment after the closing of the Acquisition with the buying or surviving party or any of its affiliates in the Acquisition and such written employment agreement expressly supercedes the provisions of this Section 6(c); and (y) payment of, or reimbursement to Employee for, amounts paid to exercise Employee’s COBRA benefits for Employee and her dependants; provided however that Medstone’s obligation to pay or reimburse Employee for such amounts shall cease on the earlier of (a) that date which is twelve months following the date of termination of employment or (b) such time as Employee is covered under a health insurance policy. Any such severance payment shall be paid fully in cash to Employee on the date of termination of employment. As used in this paragraph, an “Acquisition” means (1) a reorganization, merger or consolidation as a result of which Medstone is not the surviving corporation or as a result of which the outstanding shares of stock of Medstone are changed into or exchanged for cash, property or securities not of Medstone’s issue, except for a merger or consolidation with a wholly-owned subsidiary of Medstone or a transaction effected primarily to change the state of Medstone’s incorporation or (2) a sale or other transfer in one or a series of transactions of all or substantially all of the assets of Medstone to any person or entity or to persons or entities which are affiliated or acting in concert with respect to such sale or transfer. Notwithstanding the foregoing, Employee shall not be entitled to any payments as provided in Section 6(c)(ii) if Employee is terminated by reason of her commission of a material act of fraud, embezzlement or misappropriation with respect to Medstone or the buying party or its affiliates.”

6.	Except as amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

Medstone International, Inc., A Delaware corporation		Employee

By:		By:

	David V. Radlinski, Chairman and CEO		Eva Novotny